EXHIBIT 99.1

For Immediate Release

Contact:

Lisa Gordon

VP of Business Development

Advanced Magnetics, Inc.

(617) 498-3321

lgordon@advancedmangetics.com

ADVANCED MAGNETICS, INC. TO MOVE LISTING TO NASDAQ NATIONAL

MARKET UNDER NEW TRADING SYMBOL “AMAG”

CAMBRIDGE, MA (June 15, 2006) -- Advanced Magnetics, Inc. (AMEX:AVM) today announced that it will list its common stock on the NASDAQ National Market effective Tuesday, June 27, 2006. Advanced Magnetics has been listed on the American Stock Exchange since 1991.

As of the close of market on June 26, 2006, Advanced Magnetics’ common stock will cease trading on the American Stock Exchange under the trading symbol “AVM.” As of the opening of the market on Tuesday, June 27, 2006, Advanced Magnetics’ common stock will trade exclusively on the NASDAQ National Market under the trading symbol “AMAG.”

"We believe that the NASDAQ National Market will not only provide more recognition for Advanced Magnetics in the investment community, but also create a more liquid and transparent marketplace for the trading of shares of our common stock," said Jerome Goldstein, Chairman and CEO of Advanced Magnetics. "We have been pleased with our relationship with the American Stock Exchange staff and AIM Securities, our specialist, and we appreciate their professionalism."

“We are very pleased to welcome Advanced Magnetics to NASDAQ and our family of 3,200 innovative companies,” said Bruce Aust, Executive Vice President of NASDAQ. “NASDAQ looks forward to supporting Advanced Magnetics as they continue to pass new corporate milestones.”

About Advanced Magnetics

Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

# # #